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                                                                 Exhibit 10.39



                              AMENDED AND RESTATED
               IMPLANTABLE PUMP LICENSE AND DISTRIBUTION AGREEMENT


     This AMENDED AND RESTATED IMPLANTABLE PUMP LICENSE AND DISTRIBUTION AGREEMENT ("Agreement") is made as of the 1st day of February, 2001 by and between MINIMED INC. ("MiniMed"), a Delaware corporation, and MEDICAL RESEARCH GROUP, INC. ("MRG"), a Delaware corporation, with respect to the following facts:

                                    RECITALS

     MiniMed and MRG are parties to an Implantable Pump License and Distribution Agreement dated as of September 1, 1998, as amended June 8, 1999 (the "Prior Agreement"). The parties now desire to amend and restate the Prior Agreement in full on the terms set forth in this Agreement. Concurrently with the execution and delivery of this Agreement, the parties are also entering into an Amendment to Glucose Sensor Agreement and a Stock Purchase Agreement, both dated as of the same date as this Agreement.

     1. DEFINITIONS

          1.1 AFFILIATE. A Person, including Subsidiaries, that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the designated Party, but only for as long as such control relationship exists. For purposes of this definition, "control" shall include (a) in the case of a corporation, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, and
(b) in the case of any other business entity, ownership of more than fifty percent (50%) of the beneficial interest in capital or profits.

          1.2 CONFIDENTIAL INFORMATION. All information of MRG or MiniMed that
(a) is generally not available from public sources, although information shall not cease to be Confidential Information if it becomes publicly available as a result of a breach of this Agreement, and (b) is either designated as Confidential Information or, is of such nature or is disclosed in such manner that the fact that it is not publicly available would be obvious to a reasonable person under the circumstances.

          1.3 COVERED APPLICATIONS. Applications of Licensed Products for which MRG appoints MiniMed as a distributor. These applications may specify the use of a particular drug, the treatment of a particular condition and/or the use of drugs manufactured by a particular company. As provided in this Agreement Covered Applications may be modified from time to time and may be exclusive or non-exclusive.

          1.4 EFFECTIVE DATE. The Effective Date is September 1, 1998.

          1.5 ENHANCED PUMP. An apparatus or system which utilizes Pump Technology for diabetes or non-diabetes applications or both in conjunction with Enhancement Technology.

          1.6 ENHANCEMENT TECHNOLOGY. Electronic enhancements for Pump Technology that MRG has developed as set forth in Section 4 and any subsequent Improvements thereto.

          1.7 EXCLUDED APPLICATIONS. Applications of Licensed Products expressly excluded from the Covered Applications pursuant to Section 5.1 and applications which become Excluded Applications in accordance with the terms of this Agreement. These applications may specify the use of a particular drug, the treatment of a particular condition and/or the use of drugs manufactured by a particular company.

          1.8 FDA. The United States Food and Drug Administration or any successor agency having substantially the same authority.

          1.9 GLUCOSE CONTROLLER. An apparatus or system which utilizes Glucose Sensing Technology to control an insulin infusion device in a human or in an animal.



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          1.10 GLUCOSE MONITOR. Any monitor product utilizing Glucose Sensing
Technology to provide indications of glucose concentration or changes in glucose concentration in a human or in an animal.

          1.11 GLUCOSE SENSING TECHNOLOGY. Technology relating to implantable glucose sensors intended to be used in vivo in humans or in animals for a period of at least forty-five days before replacement, including Improvements thereto.

          1.12 GLUCOSE SENSOR OPTION AGREEMENT. The Glucose Sensor Option Agreement dated as of September 1, 1998, by and between MiniMed and MRG, as amended by an Amendment thereto dated as of the same date as this Agreement.

          1.13 IDE. Approval from the FDA to conduct a clinical trial of a medical device in humans under the Investigational Device Exemption regulations adopted by the FDA.

          1.14 IMPROVEMENT. Any change, addition or deletion in the design, configuration, formulation, ingredients, components, or software of an apparatus or system, or in the formulas, processes, procedures, methods or techniques used in its manufacture, production or assembly that enhances the performance of an apparatus or system or that makes it quicker, easier or less expensive to manufacture, assemble, distribute, store, use or dispose of.

          1.15 JOHNS HOPKINS RIGHTS. All rights which MiniMed now has to Technical Information as a result of or relating to any contract or agreement with The Johns Hopkins University, including but not limited to a License Agreement which The Johns Hopkins University and Pacesetter Systems, Inc. entered into on February 13, 1980, the Addenda thereto executed December 1, 1981 and December 8, 1982, the Agreement Constituting Consent to Assignment dated February 28, 1995, the Amendment to the 1980 License Agreement dated March 8, 1990 and the Novation Agreement made April 29, 1992, by and between The Applied Physics Laboratories of The Johns Hopkins University and Pacesetter Systems, Inc. and its successors, Pacesetter Infusion, Ltd. and MiniMed Technologies, Ltd.

          1.16 LICENSED PRODUCTS. Implantable microinfusion pump systems intended for in vivo use in humans or in animals, including all accessories, utilizing in whole or in part MiniMed's Pump Technology and/or Improvements thereof and any Enhancement Technology and/or other technology developed by MRG and/or Improvements of either of the foregoing that is incorporated into such Products. Glucose Controllers, Glucose Monitors, Long-Term Glucose Sensors and the abdominal lead that connects the implantable pump to a Long-Term Glucose Sensor are not Licensed Products.

          1.17 LICENSED PUMP RIGHTS. MiniMed's rights to any patent or Technology included within MiniMed's Pump Technology.

          1.18 LICENSED PUMP SALES. The U.S. dollar amount of gross revenues from sales of the Licensed Products to Third Parties who are not Affiliates of MiniMed by MRG or any of its Affiliates, excluding any amount paid to MRG or its Affiliates by the Third Party for transportation; shipping and mailing costs; sales, use or excise taxes; custom duties; tariffs or insurance and reduced by all amounts refunded, allowed, credited or discounted with respect to such sales, whether or not the sale occurred in the same accounting period.

          1.19 LIST PRICE The price generally published from time to time for a product offered for sale in a particular market and in particular quantities to Third Parties unrelated to either Party who are not sales agents, sales representatives, dealers or distributors, but instead utilize the product for themselves or in providing medical care to unrelated persons.

          1.20 LONG-TERM GLUCOSE SENSOR. Any sensor, the principal purpose of which is to detect the presence of, or to measure the quantity of, or any change in the quantity of, glucose in the body of a human or animal subject that is intended to be used in vivo with a Licensed Product for at least 45 days before replacement, including Improvements thereto.

          1.21 MANN FOUNDATION RIGHTS. All rights which MRG now has to Technical Information as a result of or relating to any contract or agreement involving the Mann Foundation, including but not limited to all rights under a License Agreement dated February 6, 1996 between MRG and the Mann Foundation, as amended April 17, 1998 and August 30, 2000.

          1.22 MRG'S GLUCOSE SENSING TECHNOLOGY. All rights which MRG now has and hereafter develops or acquires to Glucose Sensing Technology, including but not limited to, Mann Foundation Rights and UC Rights as such rights relate to Glucose


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Sensing Technology. MRG's Glucose Sensing Technology shall not include any glucose sensing technology under development, developed or licensed by MiniMed.

          1.23 MINIMED'S PUMP TECHNOLOGY. All rights which MiniMed has to Pump Technology, including but not limited to, the Johns Hopkins Rights, as such rights relate to Pump Technology.

          1.24 OPTION. The option granted by MRG to MiniMed to purchase marketing rights to the Long-Term Glucose Sensor granted pursuant to Section 5.1 of the Glucose Sensor Option Agreement.

          1.25 OTHER APPLICATIONS. Applications of Licensed Products which are not Covered Applications or Excluded Applications. As provided in this Agreement Other Applications may be modified from time to time.

          1.26 PARTY. Either entity that is a signatory to this Agreement.

          1.27 PMA. Approval from the FDA to commercially distribute a medical device under the Pre Market Approval regulations.

          1.28 PERSON. Any individual, partnership, association, joint stock company, joint venture, limited liability company, corporation, trust, unincorporated organization, other entity or government, or agency or political subdivision, economic unit or entity thereof, including without limitation, each of the Parties to this Agreement and their respective Affiliates.

          1.29 PUMP TECHNOLOGY. Technology relating to implantable infusion pumps developed or sold by MiniMed, as of September 1, 1998, including (i) MiniMed's MIP 2001 pump and successor products, and any subsequent Improvements thereto (including the MIP 2007 and the NewMIP model), including accessories thereto, and (ii) a constant flow pump under development by MiniMed.

          1.30 REGULATORY APPROVAL. Approval by appropriate authorities to allow commercial sale of any Licensed Products in a certain country or countries, for example the FDA PMA or 510(k) approval in the United States.

          1.31 [This Section Intentionally Omitted.]

          1.32 SUBSIDIARIES. Means entities of which a designated Party owns the equity interests specified in 1.1(a) or (b), either directly or indirectly through other entities so owned.

          1.33 TECHNICAL INFORMATION. Any information reasonably relevant to the Licensed Products or otherwise pertaining to the design, manufacture, assembly, production, operation, performance or use of the Licensed Products or any component of Licensed Products, including but not limited to invention disclosures, patent applications, issued patents, feasibility study information, testing and reliability information, specifications, documentation, drawings, computer programs, software, prototypes, and the like.

          1.34 TECHNOLOGY. Any invention, development or Improvement, and any trade secret, "know-how", manufacturing formula, process, procedure, method or technique, whether or not patentable, copyrightable or otherwise protectable by law.

          1.35 NEWMIP. The model of MRG's implantable pumps to be developed pursuant to Section 16.1.

          1.36 THIRD PARTY. Any Person other than the legal entities that are Parties to this Agreement.

          1.37 TRANSFER PRICE. The price charged for any product by MRG to MiniMed.

          1.38 UC RIGHTS. All rights which MRG now has to Technical Information as a result of or relating to any contract or agreement involving the Regents of the University of California, including the Exclusive License Agreement for Glucose Sensors and Systems, effective February 28, 1990, U.C. Agreement Control No. 90-04-0104.


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          1.39 WILSON-GREATBATCH RIGHTS. All rights which MiniMed has or had to
Technical Information as a result of or relating to any contract or agreement involving Wilson-Greatbatch Ltd., including but not limited to a License Agreement and Supply Agreement, each made as of the 1st day of October, 1993 and any amendments thereto.

     2. CONFIDENTIAL INFORMATION

          2.1 TREATMENT OF CONFIDENTIAL INFORMATION. MiniMed and MRG shall maintain all Confidential Information disclosed by the other Party pursuant to or during the performance of this Agreement in strict secrecy and confidence, and not disclose such Confidential Information to any Third Party, nor make any use of such Information for its own benefit or gain except as is mutually agreed between the Parties or is otherwise provided for and permitted under this Agreement and the Glucose Sensor Option Agreement. No Confidential Information or materials pertaining to Licensed Products or MiniMed's Pump Technology will be disclosed to any other Person other than those approved in writing by MiniMed with respect to Confidential Information disclosed by it to MRG and by MRG with respect to Confidential Information disclosed by it to MiniMed, except disclosure to sublicensees, potential distributors and contractors with a need to know and bound by confidentiality agreements and to the FDA and similar regulatory agencies of information relative to obtaining regulatory approval. Nothing in this Section 2.1 shall apply, however, to any disclosure of Confidential Information that may be required by applicable law, including without limitation disclosures (to the extent they may be legally required) in documents filed with the Securities and Exchange Commission and private placement memoranda used in connection with the sale of securities. MRG acknowledges its understanding and agreement that as a public company MiniMed has responsibilities to disclose certain information about its affairs and will be required to publicly disclose the existence of this Agreement and its material terms as well as future developments in the portion of its business to which this Agreement relates. MiniMed likewise acknowledges its understanding and agreement that MRG may be required to make similar disclosure in connection with its capital raising efforts.

          2.2 REQUESTED DISCLOSURE OF CONFIDENTIAL INFORMATION. In the event either Party is requested pursuant to, or required by, applicable law or regulation or by legal process to make any disclosure otherwise prohibited hereunder, the Party that is required to make disclosure (the "Disclosing Party") shall, to the extent reasonably practicable, provide the other Party with prompt notice of such requests or requirements prior to disclosure so that
(a) the other Party may seek an appropriate protective order or other remedy and/or (b) the Disclosing Party and the other Party can seek in good faith to consult with the Disclosing Party on the appropriate scope and approach to disclosure. In the event that such protective order or other remedy is not obtained, the Disclosing Party shall furnish only that portion of the Confidential Information which the Disclosing Party reasonably believes may be legally required and, to the extent reasonably practicable, use reasonable efforts to obtain confidential treatment for the Confidential Information disclosed.

          2.3 LIMITED RELEASE. MiniMed and MRG shall be released from the obligations of Sections 2.1 and 2.2 to the extent that any of the disclosed information: (a) was already part of the public domain at the time of the disclosure by the other Party or (b) becomes publicly available through no fault of the receiving Party (but only after and only to the extent that it becomes publicly available.

          2.4 TERM OF CONFIDENTIALITY. The obligation of MiniMed and MRG to receive and hold information disclosed by the other Party in confidence, as required by Section 2.1, shall terminate three (3) years after termination of this Agreement or ten years after the Effective Date, whichever is later, except that such obligations shall not terminate as to Technical Information which constitutes a trade secret until such time as that information has become publicly available.

     3. LICENSE OF PATENT RIGHTS AND MINIMED'S PUMP TECHNOLOGY

          3.1 GRANT OF LICENSE. Subject to Section 3.2, MiniMed hereby grants to MRG and MRG hereby accepts from MiniMed, the worldwide right to manufacture, cause to be manufactured, promote, sell, market, distribute and use the Pump Technology, whether or not in conjunction with the Long-Term Glucose Sensor. The rights granted MRG shall be exclusive except (a) to the extent MiniMed's rights to the Pump Technology depend upon licenses which do not give MiniMed exclusive rights, (b) nothing herein shall limit the rights of MiniMed with respect to any Technology or to license others with respect to Technology insofar as such rights relate to external infusion pumps or any other application not constituting an implantable infusion pump and (c) nothing herein is intended to limit the rights of MiniMed under Section 5 or 8.

          3.2 MINIMED'S DISTRIBUTION AND MANUFACTURING RIGHTS. Notwithstanding anything to the contrary set forth in Section 3.1, MRG agrees not to engage in any commercial distribution or commercial exploitation of the Pump Technology or to manufacture any Licensed Product that would violate this Agreement or MiniMed's rights under Section 5 of this Agreement.


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          3.3 PROVIDING OF INFORMATION. MiniMed shall provide to MRG access to all documentation relating to the design, manufacture, testing and regulatory approval of its implantable pumps.

          3.4 ROYALTIES. The license granted pursuant to Section 3.1 shall be a fully paid-up license with no obligation on the part of MRG to pay royalties to MiniMed except as follows:

               3.4.1 ROYALTIES FOR INSULIN APPLICATIONS. If MRG converts MiniMed's rights under Section 5.1 to Covered Applications to a non-exclusive basis pursuant to Section 7, then thereafter MRG will pay to MiniMed a royalty of ten percent (10%) of Licensed Pump Sales from the sale, lease, sublicensing or other commercial exploitation of Licensed Products that are for the delivery of insulin during the term of this Agreement (excluding the NewMIP referred to in Section 16.1) until aggregate royalties in the amount of $5 million have been paid and thereafter a royalty equal to three percent (3%) of such Licensed Pump Sales. For purposes of this Section 3.4.1 Licensed Products do not include the abdominal lead connecting MRG's Long-Term Glucose Sensor to an implantable pump. Notwithstanding the foregoing, in the event the Licensed Products include the Enhancement Technology, the applicable royalty rates pursuant to the preceding sentence will be reduced to five percent (5%) of Licensed Pump Sales instead of ten percent (10%) and two percent (2%) of Licensed Pump Sales instead of three percent (3%). Whether or not MRG establishes separate prices for the Licensed Products and the Long-Term Glucose Sensor, for purposes of this Section 3.4.1 the portion of total revenues from Licensed Products distributed together with MRG's Long-Term Glucose Sensor shall be equal to:

               (a) if MiniMed then has List Prices for the Licensed Product, then MiniMed's applicable List Price;

               (b) if (a) does not apply and MRG is then regularly publishing List Prices for the Licensed Product, then MRG's applicable List Price but not less than manufacturing cost plus 30% thereof;

               (c) whether or not (a) or (b) applies, if MRG sells any Licensed Product directly to those who utilize the Licensed Products themselves or in providing medical care to an unrelated person, then the actual sale prices of such Licensed Products but in no event less than the manufacturing cost plus 50% thereof.

In no event, however, shall more than 70% of the aggregate revenues received for the Licensed Product and the Long-Term Glucose Sensor be allocated to the Licensed Product for purposes of this Section 3.4.1.

               3.4.2. ROYALTIES ON EXCLUDED APPLICATIONS. If MRG pursues commercial development of Licensed Products for any application that is not a Covered Application, then MRG will pay to MiniMed a royalty of three percent (3%) of Licensed Pump Sales during the term of this Agreement from such applications if the Licensed Products are programmable implantable pump systems that do not use the Enhancement Technology, two percent (2%) if the Licensed Products are programmable implantable pump systems that use the Enhancement Technology and one and one-half percent (1.5%) of such Licensed Pump Sales from Licensed Products that are constant flow implantable pump systems.

               3.4.3 ROYALTIES TO JOHNS HOPKINS AND WILSON GREATBATCH. In addition to the royalties provided for in Section 3.4.1 MRG shall pay to MiniMed all royalties relating to all applications payable by MiniMed pursuant to the agreements relating to the Johns Hopkins Rights. Payment under the invoice shall not be due before MiniMed is obligated to pay such payments to the licensor under the agreements evidencing the Johns Hopkins Rights. In addition, MRG will perform on behalf of MiniMed all of MiniMed's obligations under the agreements, addenda and amendment evidencing the Johns Hopkins Rights and, if any such obligations remain unperformed, the Wilson Greatbatch Rights, in each case arising after the Effective Date except as otherwise agreed to in writing and will not take any action or omit to take any action which would constitute a default under any such agreement, addendum or amendment.

          3.5 EXCLUSIONS. In the event any tax is imposed on MRG with respect to the payment of any royalty set forth in Section 3.4, MRG shall, at its sole expense, have the right to withhold from such royalty the amount of such tax actually paid by it; provided, however, that MRG shall execute and deliver such documents and take such other actions as MiniMed reasonably may request in connection with disputing such tax or obtaining a credit or refund thereof.


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         3.6 PAYMENT

               3.6.1 DATES OF PAYMENT. The royalties payable by MRG to MiniMed pursuant to Section 3.4 shall be paid on or before the forty-fifth (45th) day following the end of each calendar quarter and shall be computed with respect to all Licensed Pump Sales during such quarterly period.

               3.6.2 DOCUMENTATION. MRG shall deliver to MiniMed, together with each payment of royalties payable by MRG to MiniMed under Section 3.4, a written statement, verified as to correctness by the Manager or the Chief Financial Officer of MRG, setting forth for each Licensed Product a detailed calculation of the amount of royalties then due to MiniMed and such information as MiniMed reasonably shall require to verify the accuracy of such computation.

               3.6.3 CURRENCY OF PAYMENT. All amounts payable by MRG under
Section 3.4 shall be paid in United States dollars; provided, however, that any such amounts payable with respect to Licensed Products invoiced by MRG in a currency other than United States dollars shall be converted into United States dollars at the selling price for such foreign currency published by Citibank N.A. as the Selling Price for Bank Transfers in the United States for Payment Abroad at the close of business on the last business day of the calendar quarter with respect to which such royalty relates.

          3.7 LATE FEE. In the event any payment payable by MRG to MiniMed pursuant to Section 3.4 shall not be paid promptly when due, the unpaid balance thereof shall bear interest at the lesser of (a) the prime rate of Citibank N.A. from time to time in effect plus 1% or (b) the maximum rate permitted by applicable law.

          3.8 BOOKS AND RECORDS. MRG shall establish and maintain at its principal places of business in the United States, or at such other place as to which MiniMed may consent in writing, true and complete books of account, records and other data, containing all particulars necessary for an exact determination of the royalties payable by MRG to MiniMed pursuant to Section
3.4. During the term of this Agreement, and for three (3) years thereafter, MRG and its employees and agents, including but not limited to, accountants and attorneys, shall have the right, during normal business hours, on forty-eight
(48) hours prior written notice, to inspect, copy and make extracts from all such books of account, records and other data to verify the accuracy of any royalties paid pursuant to Section 3.4, or any statements furnished in accordance with Section 3.6.2. In the event any examination by MiniMed of MRG's books and records discloses underpayments to MiniMed of the royalties theretofore actually paid by MRG with respect to such quarter, MRG shall pay to MiniMed such deficiency plus interest pursuant to Section 3.7, and, if the deficiency exceeds five percent (5%) for the relevant calendar quarter, MRG shall further reimburse MiniMed on demand for all of MiniMed's reasonable and documented out-of-pocket costs and expenses, including, but not limited to, all professional fees, incurred in connection with any such examination.

          3.9 ADDITIONAL LICENSE RIGHTS. Effective if and when MiniMed's distribution rights under Section 5.1 become nonexclusive or MRG repurchases rights pursuant to Section 7.6.1(a), MiniMed hereby grants to MRG:

               (a) a fully paid-up, royalty-free license limited to the field of use of implantable infusion pumps on all Technology that is developed by MiniMed through the date such distribution rights become non-exclusive or the date MRG repurchases such rights, but only if and to the extent such Technology is then utilized in a Licensed Product; and

               (b) a license to any software that has been developed by MiniMed through January 31, 2003 which is then being utilized in a Licensed Product which provides insulin dosage based upon a glucose sensor and is patented, constitutes a trade secret or is the subject of a pending patent application, but only if and to the extent such Technology is then utilized in a Licensed Product.

MRG shall pay MiniMed a royalty equal to 3.5% of Net Sales from the software. "Net Sales" is defined as the U.S. dollar amount of gross revenues from sales of the software to Third Parties who are not Affiliates of MiniMed by MRG or any of its Affiliates, excluding any amount paid to MRG or its Affiliates by the Third Party for transportation, shipping and mailing costs; sales, use or excise taxes; custom duties; tariffs or insurance, and reduced by amounts refunded, allowed, credited or discounted with respect to such sales, whether or not the sale occurred in the same accounting. If the software is incorporated into another product or is sold with other products, the royalty will be based upon a reasonable allocation of the total price payable for the software and the other product or products so that the royalty is based upon the portion of the total price that is reasonably allocable to the software, whether or not a separate price is specified for the software.



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     4. DEVELOPMENT OF ENHANCEMENT TECHNOLOGY

     4.1 Scope of Development

               4.1.1 MRG has developed the Enhancement Technology contemplated by Section 4 of the Prior Agreement.

          4.2 [This Section Intentionally Omitted.]

          4.3 REGULATORY APPROVAL. MRG shall make commercially reasonable efforts to deliver to MiniMed any additional information necessary to comply with FDA regulatory requirements, and the regulatory requirements of any foreign jurisdiction designated by MiniMed. MiniMed shall use commercially reasonable efforts to obtain Regulatory Approval of an implantable pump for insulin delivery incorporating the Enhancement Technology. MRG shall reasonably cooperate with MiniMed in obtaining such approvals, including cooperation in connection with clinical trials.

     4.4 [THIS SECTION INTENTIONALLY OMITTED.]

     4.5 Ownership of Developed Technology.

               4.5.1 IMPROVEMENTS BY MRG. The Enhancement Technology and any other Improvements to the Technology, Technical Information or Confidential Information developed by MRG relating to the Licensed Products during the term of this Agreement are, as between MRG and MiniMed, owned by MRG. MiniMed may make use and sell these Improvements without additional royalty to the extent that they are incorporated into a Licensed Product MiniMed has the right to make, use or sell under this Agreement.

               4.5.2 IMPROVEMENTS BY MINIMED. Any Improvements developed by MiniMed to the Enhancement Technology or any other Improvements to the Technology, Technical Information or Confidential Information relating to the Licensed Products shall be owned by MiniMed; however, MRG will have the right to make, use and sell the Improvements, and sublicense others to do so, subject to payment by MRG to MiniMed of a reasonable royalty to be agreed upon by the parties or, if the Parties cannot agree within a reasonable time, by arbitration pursuant to Section 29. No such royalty shall be payable, however, with respect to any Licensed Products including such Improvements sold by MRG to MiniMed.

               4.5.3 JOINT IMPROVEMENTS. Any patented Improvement jointly owned by the Parties shall not be licensed to any Third Party without the written consent of both Parties.

               4.5.4 TERM OF LICENSES. Any licenses granted under Sections 4.5.1 through 4.5.3 will survive until the last of the patents on the Improvements, if any, which are the subject of the license, which may be a date after the termination of this Agreement. If there are not such patents or when the last of such patents expires, any such license will continue for as long as is legally permissible. MiniMed agrees to assist MRG in filing any patent applications and obtaining any patents (including execution of assignments and other documents and instruments necessary or proper) to carry out the provisions of these Sections.

               4.5.5 UNITED STATES PATENT PROTECTION. Should any Enhancement Technology or the Improvements referred to in Section 4.5.1 through 4.5.3 of this Agreement be reasonably deemed to be suitable for protection under the patent laws of the United States, then the Party developing the Improvements shall prepare and file patent application(s) on the invention(s) in the United States, and shall bear all of the costs and expenses associated with obtaining and maintaining such patents. The Party developing the Improvement shall be identified as the owner in any such patent applications. In the event the developing Party elects not to seek patent protection on any invention, the other Party shall have the right to prepare and file patent application(s) for which all the costs and expenses associated with obtaining and maintaining such patents shall be borne by such Party and such patents shall be jointly owned by both Parties.

               4.5.6 FOREIGN COUNTRY PATENT PROTECTION. Neither Party developing Improvements shall be obligated to file for or to obtain patent protection for any Enhancement Technology or any Improvements referred to in Section 4.5.1 through 4.5.3 in any foreign country, but if the developing party does file for or obtain any such patent protection, the developing Party shall bear all of the costs and expenses associated with obtaining and maintaining such patent protection. If the developing Party elects not to file for or to obtain patent protection for any Enhancement Technology or any such Improvements in any foreign country, then the


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other Party may elect to file for or to obtain patent protection for such
Enhancement Technology or Improvement, at its sole expense, and any such patent application or patent obtained therefrom shall be jointly owned by both parties.

               4.5.7 USE OF ENHANCEMENT TECHNOLOGY. Subject to Section 7 and notwithstanding any other provision of this Section 4, MRG has not and will not license any Enhancement Technology for use in implantable pumps to any Third Party during the term of this Agreement for Covered Applications, unless MiniMed's rights to Covered Applications cease to be exclusive as provided herein.

     5. APPOINTMENT OF MINIMED AS DISTRIBUTOR.

          5.1 APPLICATIONS. As of the date of this Amended and Restated Agreement, Covered Applications will include the use of Licensed Products for delivery of insulin or any other compound for the treatment of diabetes. As of the Effective Date, Excluded Applications will include the use of Licensed Products for the treatment of pain, spasticity, cardiovascular or otological conditions. Nothing in this Agreement shall limit the right of MiniMed to distribute the Licensed Products with Long-Term Glucose Sensors or any other products offered by parties other than MRG for the treatment of diabetes or any other Covered Application.

          5.2 APPOINTMENT. MRG hereby appoints MiniMed as its exclusive distributor throughout the world of all Licensed Products now or hereafter owned, acquired or developed by MRG to be used for a Covered Application. Nothing in this Agreement shall give MiniMed the right to distribute implantable pump systems for any other application.

          5.3 EXCLUSIVITY. During the term set forth in Section 5.5 MRG will not
(a) appoint any other distributor for the Licensed Products to be used for the Covered Applications, (b) sell, lease or otherwise transfer for consideration the Licensed Products to any Third Party for distribution for Covered Applications or (c) itself sell, lease or otherwise commercially exploit the Licensed Products for Covered Applications (other than pursuant to this Agreement). During the term of this Agreement MRG will forward to MiniMed all inquiries received from potential purchasers of the Licensed Products for the Covered Applications. MRG shall expressly restrict by contract all of its sales agents, distributors and other third parties from participating in the commercial distribution of the Licensed Products for the Covered Applications. If MRG terminates the exclusivity of MiniMed's rights to Covered Applications pursuant to Section 7, this paragraph will no longer apply.

          5.4 SUBDISTRIBUTORS. MiniMed may appoint subdistributors, dealers or agents for itself with respect to the sale of the Licensed Products for the Covered Applications. Such subdistributors, dealers or agents of MiniMed shall have no rights against MRG under this Agreement, and MiniMed shall continue to be in all respects responsible for compliance with the terms and conditions of this Agreement with respect to all activities and sales made by any subdistributors and dealers.

          5.5 TERM. The term of MiniMed's rights as distributor of the Licensed Products (the "Term of the Distribution Rights") will be deemed to have commenced on September 1, 1998 and will continue until December 31, 2003 and shall be deemed to be extended automatically thereafter on a year-to-year basis unless MiniMed terminates the Term of the Distribution Rights effective at the end of the initial term or any time thereafter by giving not less than six (6) months' prior written notice to MRG. This Agreement is also subject to premature termination as provided in Section 11.

     6. PRICE AND TERMS OF SALE TO MINIMED.

          6.1 PRICES UNTIL DECEMBER 31, 2002. From time to time during the Term of the Distribution Rights, MiniMed will purchase Licensed Products from MRG by placing written orders therefor using a customary purchase order. For the period from the date of this Amended and Restated Agreement through December 31, 2002, the Transfer Price payable by MiniMed for the Licensed Products ordered will be $9,000 for a complete implantable pump system (including a program communicator unit and catheter). The price for accessory items (including without limitation refill kits, needles and software products) will be 70% of MiniMed's List Price, whether purchased before or after December 31, 2002.

          6.2. PRICES AFTER DECEMBER 31, 2002. For Licensed Products ordered after December 31, 2002, the Transfer Price will be equal to the average of MRG's manufacturing cost (determined in accordance with generally accepted accounting principles consistently applied) and MiniMed's List Price (as established by MiniMed) at the time the Licensed Products are ordered. In no event, however, will the Transfer Price exceed MiniMed's List Price less 15% thereof or be less than MRG's manufacturing cost plus 30%. If no Transfer Price satisfies the foregoing requirements, the price shall be determined by arbitration in accordance with Section 6.3. Each of the Parties will afford the other the right to examine its books and records and cause an audit thereof (at the cost of the examining party) in order to verify List Price and cost figures. Although no assurance can be given that its efforts will be successful, MRG will use commercially reasonable efforts to reduce manufacturing costs as sales volume increases and the economies of scale are realized and engineering changes become cost effective to implement.

          6.3 ADJUSTMENT IN PRICES. If at anytime after December 31, 2002 either Party believes that the Transfer Price arrangement is materially unfair to it, the Parties will meet and seek in good faith to agree on revised prices that are agreeable to both Parties and approximate pricing structures that are customary for other comparable distribution arrangements involving high technology products. If the Parties are unable to agree on price, the matter shall be resolved by arbitration in accordance with Section 29.

          6.4 DELIVERY AND PAYMENT. The prices payable by MiniMed shall be F.O.B. MRG's place of manufacture with export packing to be furnished at MRG's expense. Payment will be made by MiniMed in United States dollars within thirty
(30) days after shipment. If any invoice is not paid by MiniMed in accordance with its terms and within thirty (30) days of notice of late payment, MRG may cancel or delay further shipments until such payment is made. In the event any payment payable by MiniMed to MRG shall not be paid promptly when due, the unpaid balance thereof shall bear interest at the lesser of (a) the prime rate of Citibank N.A. from time to time in effect plus 1% or (b) the maximum rate permitted by applicable law. All sales will be final, and no returns will be allowed except as set forth below in Section 12 for products not complying with MRG's warranty or the inspection specifications. MiniMed shall be responsible for clearing all Licensed Products through customs and shall pay any and all taxes or duties imposed by any governmental authority on importation or sale of the Licensed Products.

          6.5 TIME FOR DELIVERY. MiniMed and MRG will cooperate to ensure that MiniMed receives the quantities of pumps that it requires throughout the term referred to in Section 11.1. MiniMed will continue to provide supplemental purchase orders periodically, but at least every two months, specifying the quantity of pumps MiniMed will require over the next six month period. MRG will have the right to refuse any purchase order that would exceed MRG's manufacturing capacity; however MRG may not refuse a purchase order for a monthly requirement of 10% or less of MiniMed's minimum annual purchases required to maintain exclusivity as provided in section 7. If MiniMed's requirements for pumps increase or decrease such that MiniMed would like to amend these purchase orders MRG will attempt to accommodate those changes, but MRG may request additional payment from MiniMed beyond the agreed Transfer Prices if changes to purchase orders increase MRG's costs. Such additional payment will equal MRG's reasonably estimated additional cost and will be requested, if at all, within thirty (30) days of MRG's receipt of any such change. In the event of any disagreement as to whether the additional charges reflect MRG's costs, the matter shall be settled by arbitration pursuant to
Section 29. Nothing in this Section 6.5 affects the Mandatory Purchase Commitment in Section 7.1 or the Minimum Sales Quotas in Section 7.2.

          6.6 ADDITIONAL OBLIGATIONS OF MRG. Throughout the term of this Agreement, MRG will do each of the following:

               (a) provide such technical training for MiniMed's personnel as MiniMed may reasonably request together with copies of all manuals, product specifications and performance data and other materials as MiniMed may reasonably request, at MRG's cost and expense (except for travel cost);

               (b) provide all current packaging material for the Licensed Products;

               (c) provide necessary documentation to assist MiniMed in meeting requirements to register Licensed Products in various jurisdictions where they are to be sold and to comply with all laws and regulations applicable to the Licensed Products; and

               (d) provide MiniMed with copies of all correspondence with the FDA and other regulatory authorities after the Effective Date pertaining to the Licensed Products.

          6.7 ADDITIONAL OBLIGATIONS OF MINIMED. MiniMed will do each of the following:

               (a) throughout the term of this Agreement provide MRG with copies of all correspondence with the FDA and other regulatory authorities after the Effective Date pertaining to the Licensed Products, and

               (b) produce, at MiniMed's expense, the English language version of all required labeling of implantable pumps using the Enhancement Technology, including patient and clinician instruction manuals.

     7. MINIMUM PURCHASE REQUIREMENTS.

          7.1 REQUIRED MINIMUM PURCHASES. MiniMed agrees to purchase the following minimum quantities of programmable implantable pump systems (the "Mandatory Purchase Commitment") in each of the respective periods:

               (a) from the date of this Amended and Restated Agreement through December 31, 2001, 20 pump systems per month;

               (b) from January 1, 2002 to December 31, 2002, 30 pump systems per month;

               (c) from January 1, 2003 through December 31, 2003, 45 pump systems per calendar month; and

               (d) from January 1, 2004 through December 31, 2004, 65 pump systems per calendar month.

          7.2 MINIMUM PURCHASES NECESSARY TO KEEP EXCLUSIVE RIGHTS. In furtherance of the sales and distribution, the Parties agree that if MiniMed purchases the following minimum quantities of programmable implantable insulin pump systems in each of the respective calendar years (the "Minimum Sales Quotas"), its exclusive distribution rights will not be subject to termination as provided below:


              Year                                    Minimum Sales Quotas
              ----                                    --------------------
              2005                   10% of external insulin pumps actually sold by MiniMed
                                                          during 2004

              2006                   15% of external insulin pumps actually sold by MiniMed
                                                          during 2005

    2007 and following years         20% of external insulin pumps actually sold by MiniMed
                                                   during the preceding year



          7.3 DATES WHEN PUMP SYSTEMS DEEMED PURCHASED. For purposes of this
Section 7, programmable implantable pump systems will be deemed to have been purchased when they are delivered by MRG to MiniMed or its designee, except that Licensed Products delivered by MRG at a date later than the delivery date specified in MiniMed's order will be deemed, solely for purposes of this Section 7, to have been purchased when they should have been delivered. If MiniMed does not accept any Licensed Products delivered to it in accordance with its right to do so under this Agreement, such products shall be deemed to have been purchased for purposes of this Section 7 but MiniMed shall be obligated to accept delivery of substitute Licensed Products if the Licensed Products not accepted were necessary to meet the minimum purchase requirements set forth above, provided that MiniMed's obligation to accept such substitute Licensed Products is subject to the condition that MRG deliver such Licensed Products meeting the requirements of this Agreement within 90 days after the date MiniMed has declined acceptance of the Licensed Products previously delivered.

          7.4 TERMINATION OF EXCLUSIVE DISTRIBUTION RIGHTS. If MiniMed fails to purchase the applicable Minimum Sales Quota during the period after December 31, 2004, MRG's sole and exclusive remedy shall be to terminate the exclusivity feature of MiniMed's distribution rights under Section 5.1 of this Agreement (subject to MiniMed's right to pursue arbitration set forth below) by delivering written notice of its election to do so to MiniMed within one hundred eighty
(180) days after the end of any calendar year in which MiniMed has failed to purchase the required number of pump systems.

               7.4.1 Notwithstanding the preceding paragraph, MiniMed's exclusive distribution rights shall not be terminated for any calendar year or longer period referred to below prior to the date (the "One-Year Expiration Date") of expiration of one year after the first Regulatory Approval in the U.S. or the EU (by obtaining the CE Mark) of a system in which an MRG fully implanted Long-Term Glucose Sensor provides a significant portion of the control of insulin delivery by the Licensed Products if:

               (i) MiniMed has purchased one-half of the applicable Minimum Sales Quota during the year in question or longer period referred to below, and

               (ii) MiniMed has used commercially reasonable efforts during the year in question to promote and sell the Licensed Products.

               7.4.2 For the calendar year in which the One-Year Expiration Date occurs, the Minimum Sales Quota shall be divided by 365 (rounded to the nearest one-thousandth) to establish a daily average, and the Minimum Sales Quota for the fractional calendar year prior to the One-Year Expiration Date ( the daily average multiplied by the number of days in the year prior to the One Year Expiration Date) shall be added to the Minimum Sales Quota for the prior calendar year. MRG shall have the right to terminate MiniMed's exclusive distribution rights for the failure to purchase the Minimum Sales Quota for such fractional year only if MiniMed has failed to purchase one-half of the combined Minimum Sales Quota for the combined period as contemplated by 7.4.1(i) above and it has not used commercially reasonable efforts during the combined period to promote and sell the Licensed Products as contemplated by 7.4.1(ii) above.

               7.4.3 The determination of whether or not MiniMed used such efforts as required by 7.4.1(ii) above shall be made by arbitration commenced by MiniMed in accordance with Section 29 except that discovery shall be limited to 60 days. MiniMed may only commence such an arbitration if it does so, within thirty (30) days after receipt of MRG's written notice of termination of exclusivity. In the arbitration the arbitrators will determine whether or not the requirement of 7.4.1(ii) has been met. Pending a final determination, MiniMed's distribution rights shall continue to be exclusive.

               7.4.4 If MiniMed does not commence such an arbitration or if the arbitrators determine that the requirement of 7.4.1(ii) above has not been met,
(A) MRG will have the right to distribute pumps through its own sales organization or to designate other parties as distributors of the Licensed Products for the Covered Applications on a non-exclusive basis, (B) MiniMed will have the right to continue to purchase Licensed Products for any Covered Applications on the terms set forth above and to distribute them throughout the world on a non-exclusive basis during the balance of the Term of the Distribution Rights, including any extension thereof, with no minimum purchase obligations and (C) MiniMed will have right to manufacture the Licensed Products for the Covered Applications or contract with others to do so provided that it gives MRG written notice of its intention to do so at least two years before it commences manufacturing Licensed Products for commercial distribution. If MiniMed commences manufacturing Licensed Products as provided above, it will be obligated to pay the royalties as provided in Section 8.1.2 and it will have the right to use the Technology relating to the Licensed Products as provided in
Section 8.1.2.

          7.5 ADJUSTMENTS IN MINIMUM SALES QUOTAS.

               7.5.1 [This Section Intentionally Omitted.]

               7.5.2 From the date of this Agreement until December 31, 2002, if MRG fails in any calendar quarter to deliver at least 80% of the Licensed Products ordered by MiniMed, in accordance with MiniMed's quality specifications, meeting the inspection requirements and warranty set forth in
Section 12 and in quantities so ordered, or if MRG fails to deliver, or MiniMed is unable to manufacture or distribute Licensed Products as a result of an injunction obtained by a Third Party asserting any right to the Technology associated with the Licensed Products, then the obligation to meet the Mandatory Purchase Commitment and the Minimum Sales Quotas shall be suspended until such time as either MRG or MiniMed or a Third Party with whom either of them contracts begins manufacturing or, in the case of the assertion of Third Party rights to the Technology, the inability of MRG to deliver or MiniMed to manufacture or distribute Licensed Products is eliminated (as a result of legal proceedings or otherwise) and such delivery, manufacturing or distribution, as the case may be, begins. Commencing January 1, 2003, if MRG fails in any calendar month to deliver at least 80% of the Licensed Products ordered by MiniMed, in accordance with MiniMed's quality specifications meeting the inspection requirements and warranty set forth in Section 12 and in quantities so ordered, or if MRG fails to deliver, or MiniMed is unable to manufacture or distribute Licensed Products as a result of an injunction obtained by a Third Party asserting any right to the Technology associated with the Licensed Products, then the obligation to meet the Mandatory Purchase Commitment and the Minimum Sales Quotas shall be suspended until such time as either MRG or MiniMed or a Third Party with whom either of them contracts begins manufacturing or, in the case of the assertion of Third Party rights to the Technology, the inability of MRG to deliver or MiniMed to manufacture or distribute Licensed Products is eliminated (as a result of legal proceedings or otherwise) and such delivery, manufacturing or distribution, as the case may be, begins. The Mandatory Purchase Commitment or Minimum Sales Quota for the first period commencing thereafter shall be the same as the Mandatory Purchase Commitment or Minimum Sales Quota for the period in Section 7.1 or 7.2 in which the suspension occurred. The Mandatory Purchase Commitment and Minimum Sales Quota for each subsequent period shall be equal to those Quotas for the periods in Section 7.1 or 7.2 subsequent to the periods in which the suspension occurred.

               7.5.3 If during any calendar year (a) MRG fails to deliver to MiniMed within the times required by this Agreement, all of the Licensed Products (determined without regard to the doctrine of substantial performance and without regard to the 10% requirement set forth in Section 6.5) ordered by MiniMed for delivery during that year in accordance with the terms of this Agreement, or not ordered in accordance with the terms of this Agreement but as to which MRG accepts the order (the "Number of Units Ordered") or (b) any such Licensed Products delivered during the calendar year fail to meet all of the requirements of this Agreement (including without limitation those set forth in Sections 12.1, 12.2 and 14.2), then the Mandatory Purchase Commitment or the Minimum Sales Quota for that calendar year will be reduced by the number of Licensed Products which are not so delivered plus those that do not meet such requirements (the "Shortfall"). In addition, the Mandatory Purchase Commitment or the Minimum Sales Quota for each subsequent calendar year will be reduced by the percentage that the Shortfall represents of the Number of Units Ordered. Such reduction shall be made whether or not the Number of Units Ordered exceeds the 10% limitation set forth in Section 6.5.

               7.5.4 In no event shall MiniMed's marketing rights be converted to non-exclusive rights pursuant to Section 7.4, if the failure of MiniMed to meet the Minimum Sales Quota for any calendar year is caused by (a) the failure of MRG to deliver, in accordance with the terms of this Agreement (and without regard to the doctrine of substantial performance and to the 10% limitations set forth in Section 6.5), the Number of Units Ordered or (b) the failure of MRG to establish or maintain the capability to manufacture Licensed Products or continuously maintain that capability or (c) MiniMed's inability to manufacture or distribute as a result of an injunction obtained by a Third Party asserting rights in the Technology associated with the Licensed Products. The parties acknowledge that in the case of (b) or (c) MiniMed will not be obligated to place orders for Licensed Products and therefore (b) and (c) will apply even if
(a) does not.

          7.6 MRG'S REPURCHASE RIGHTS

               7.6.1 In the event that MiniMed fails to satisfy the Mandatory Purchase Commitment in 2003 or 2004 for any period as set forth in Section 7.1 or fails to pay the Additional Fees referred to in Section 16.3 which have become due, then the sole and exclusive remedy shall be, at MRG's option, to either:

               (a) repurchase from MiniMed all rights to distribute the Licensed Products pursuant to Section 5 of this Agreement and all rights to distribute the Long Term Glucose Sensor and related products pursuant to the Glucose Sensor Option Agreement for a payment in cash of $60 million; or

               (b) repurchase from MiniMed its rights to distribute the NewMIP pursuant to Section 16.1 of this Agreement (as a stand-alone product or for use in combination with the Long Term Glucose Sensor) for the payment of $7.5 million, in which case MRG shall have nonexclusive rights to distribute the Long Term Glucose Sensor solely with the NewMIP.

If MRG exercises its rights pursuant to (a) above, no royalties shall be payable pursuant to Section 3.4.1 or 3.4.2.

               7.6.2 Such rights shall be exercisable by MRG by only after delivery of written notice to MiniMed of its failure to satisfy the Mandatory Purchase Commitment or the failure to pay the Additional Fees (or both). MiniMed will have 30 days thereafter to cure any such default. After the expiration of the cure period, MRG will have 60 days to exercise its rights by delivery of written notice to MiniMed (the "Exercise Notice") stating which of the two options MRG has elected to exercise. The closing of the transaction shall occur at the principal executive office of MiniMed at 9:00 a.m. local time 30 days after delivery of the Exercise Notice or on such other day, at such other time or at such other place as the parties may mutually agree to in writing. At the closing MiniMed will deliver to MRG appropriate documents of transfer of the rights being acquired by MRG against delivery by MRG, by cashier's or certified check or by wire transfer to an account designated in advance by MiniMed, the amount of the payment so required. MRG will have the right, however, to elect to pay $10 million of the $60 million payable pursuant to Section 7.6.1(a) at the closing and to pay the balance six months after the closing. Likewise, MRG will have the right to pay $1.875 million of the $7.5 million payable pursuant to
Section 7.6.1(b) and to pay the balance 60 days after the closing. Any such deferred payment of any such amount due under Section 7.6.1(a) or (b) shall bear interest from the day of the closing until the amount is paid in full at the rate which is 2% in excess of the prime rate of Citibank N.A. on the date of the closing. Any such deferred portion of the purchase price shall be evidenced by a promissory note in customary form setting forth the foregoing terms, providing for the payment of costs of collection, including reasonable attorney's fees, and the acceleration of all amounts due thereunder in the event of any default in payment.

               7.6.3 If MRG elects to exercise its rights in Section 7.6.1(b) with respect to the NewMIP, MiniMed shall retain the right under this Agreement to distribute generations of implantable pumps prior to NewMIP (being the MIP 2007 model) and the distribution rights to the Long-Term Glucose Sensor and related products pursuant to the Glucose Sensor Option Agreement as follows:

               (i) exclusive rights to distribute the Long-Term Glucose Sensor and related products as stand-alone products,

               (ii) exclusive rights to distribute the Long-Term Glucose Sensor and related products as part of a system combined with an external infusion pump and

               (iii) non-exclusive rights to distribute the Long-Term Glucose Sensor and related products as part of a closed-loop system in combination with the MIP 2007 model.

In any event, however, MiniMed will have no right to the NewMIP either alone or in combination with the Long Term Glucose Sensor and related products. In order to preserve MiniMed's exclusive rights in (i) and (ii), MiniMed will use commercially reasonable efforts in marketing such products. MRG's sole remedy for MiniMed's failure to use such commercially reasonable efforts shall be to convert the rights to non-exclusive rights.

          7.7 MRG'S REGULATORY ACCESS AND INSULIN RIGHTS. In the event MRG has the right to sell implantable pump systems for insulin, MiniMed shall make commercially reasonable efforts to allow MRG to make, sell and use Licensed Products under any PMA or similar authority that MiniMed may have, including access to appropriate clinical data, and shall provide MRG with reference rights to any PMA or similar approval. MiniMed will also use commercially reasonable efforts to allow MRG the ability to purchase insulin from MiniMed for implantable pump use for resale to the extent MiniMed itself has such rights, either directly from Third Parties or from MiniMed. If MiniMed sells insulin to MRG the price will be set to be the average of MiniMed's manufacturing or acquisition cost plus 35%. If MiniMed is unable to provide insulin to MRG, or elects to no longer be involved in selling insulin for implantable pumps, MiniMed will make such efforts as MRG reasonably requests to assist MRG in securing its own source for insulin for implantable pump systems. MRG will reimburse MiniMed for all direct out-of-pocket costs and expenses incurred pursuant to this Section 7.7. If MiniMed is unable to provide insulin to MRG or elects to no longer be involved in selling insulin for implantable pumps and MRG has not been able to secure its own source of insulin, MiniMed will make available to MRG all of its Technical Information with respect to insulin for implantable pumps and a non-exclusive license to use any Technology reflected therein. The foregoing rights shall be used by MRG solely in connection with its business, will constitute MiniMed's Confidential Information and will not be transferable (including granting any security interest therein) except in connection with a sale by MRG of its business substantially as a whole.

     8. MANUFACTURING AND RIGHTS TO OTHER APPLICATIONS.

     8.1 Manufacture of Licensed Products.

               8.1.1 From the date of execution of this Agreement, MRG shall have the capability to manufacture Licensed Products in accordance with MiniMed's quality specifications meeting the inspection, requirements and warranty set forth in Section 12, in the quantities and within the delivery times contemplated by Section 6.5. If MRG fails to establish the capability to manufacture Licensed Products in accordance with the requirements of the preceding sentence or thereafter loses that capability or fails to manufacture the Licensed Products to be sold to MiniMed as contemplated by this Agreement, MiniMed will have the right, in addition to all other rights and remedies MiniMed may have under applicable law, to itself undertake the manufacture of the Licensed Products for the Covered Applications or contract with others to do so. Such right may only be exercised by giving written notice to MRG of MiniMed's intention to do so, and thereafter MRG will have 360 days in which to cure its failure to perform. Such cure shall be deemed effective only if MRG manufactures and delivers to MiniMed 80% of the number of units of Licensed Products which MiniMed had ordered and MRG had failed to deliver and at least that number of units meets the inspection requirements and warranty referred to in Section 12. If, however, MRG fails to deliver in any three-year period (based on the number of days elapsed, not calendar years) 80% or more of the number of units ordered by MiniMed which meet the inspection requirements and warranty referred to in Section 12, then there shall be no right to cure and MiniMed may exercise its right to undertake manufacturing the Licensed Products or contract with others to do so as provided above.

               8.1.2 If MiniMed undertakes to manufacture the Licensed Products as provided in Section 8.1.1 or Section 7 as a result of its distribution rights becoming nonexclusive, it will have the right to do so thereafter throughout the balance of the Term of the Distribution Rights. MiniMed will, however, pay a royalty to MRG equal to 6% of MiniMed Licensed Pump Sales from the sale, lease or other commercial exploitation of the Licensed Products manufactured by it. If MiniMed incorporates any

Technology developed by MRG which is not commercially available when MiniMed begins manufacturing, MiniMed will pay MRG a reasonable royalty but in no event to exceed 6% of MiniMed Licensed Pump Sales for all such Technology in the aggregate. "MiniMed Licensed Pump Sales" for this purpose shall have the same meaning as Licensed Pump Sales except that it will apply to sales by MiniMed and its Affiliates. If MiniMed elects to exercise the right to manufacture the Licensed Products pursuant to this Agreement, MiniMed will have the right to use all Technology owned by or licensed to MRG relating to the Licensed Products for the purpose of manufacturing, distributing and selling Licensed Products (provided that MiniMed complies with any requisite obligations owed by MRG under any license to a Third Party), and MRG will cooperate with MiniMed in providing such technical information and assistance as MiniMed may reasonably require.

               8.1.3 Nothing in this Section 8.1 shall limit or otherwise affect the rights of MiniMed to recover damages or seek any other right or remedy MiniMed has against MRG for its failure to manufacture and sell Licensed Products to MiniMed as provided in this Agreement. In no event shall any failure or delay in the development or FDA approval of a solution to the existing compliant catheter problem be considered to be a failure of MRG to establish manufacturing capability for purposes of this Agreement.

          8.2 [This Section Intentionally Omitted.]

          8.2.1 OTHER RIGHTS OF MINIMED TO OTHER APPLICATIONS. MiniMed may, at any time, request that MRG enter into an exclusive or non-exclusive agreement to distribute pumps for any Other Application that MiniMed does not have rights to, and the Parties shall agrees to negotiate in good faith to establish an equitable agreement in regard to such Other Application under which MRG would be an OEM manufacturer for MiniMed.

          8.2.2 OTHER RIGHTS OF MINIMED TO EXCLUDED APPLICATIONS. MiniMed may, at any time, request that MRG enter into an exclusive or non-exclusive agreement to distribute pumps for any Excluded Application, and MRG may, at its sole discretion, negotiate to establish an equitable agreement in regard to such Excluded Application under which MRG would be an OEM manufacturer for MiniMed.

     9. TRADEMARKS, TRADENAMES AND COPYRIGHTS.

          9.1 LIMITED RIGHT TO USE TRADEMARKS AND TRADENAMES. All trademarks and tradenames developed during the term of this Agreement shall remain the sole property of the developing Party. MiniMed will have the right to use its own trademarks and tradenames in connection with the advertising, promotion, distribution and sale of the Licensed Products and MRG will incorporate such trademarks and tradenames into the Licensed Products and the packaging therefor as reasonably requested by MiniMed. During the term of this Agreement, MiniMed may, in its sole and absolute discretion, use the trademarks and tradenames of MRG applicable to the Licensed Products, but only in connection with the advertising, promotion, distribution and sale of the Licensed Products for the Covered Applications that it purchases from MRG and provided that it properly uses such trademarks and tradenames. Such use of MRG's trademarks and tradenames will not give rise to any rights of MiniMed therein. The design and printing of the packaging will be determined by MiniMed, and MiniMed will have the responsibility to be sure that all legal requirements with respect thereto are satisfied. The right to use the MiniMed trademarks and tradenames by MRG will be only with the written consent of MiniMed and for Licensed Products for Covered Applications. Upon termination of the exclusivity of MiniMed's distribution rights, the limited right of MRG to use MiniMed trademarks and tradenames shall be limited to use in connection with Licensed Products sold to MiniMed.

          9.2 COPYRIGHTS. Any technical manuals relating to the Licensed Products translated into a language other than English and printed by MiniMed shall be copyrighted in the name and ownership of MiniMed, with the cost of such translation and printing to be paid by MiniMed.

     10. REPORTS AND RECORDS.

          10.1 MONTHLY REPORTS. On or before the 15th day of each calendar month during the term of this Agreement, commencing with the first full calendar month after the month in which this Agreement is executed and delivered, MiniMed will deliver to MRG a written report setting forth the following:

               (a) net sales of Licensed Products in units and MiniMed's Licensed Pump Sales for the preceding calendar month, and the fiscal year through end of such preceding months;

               (b) the amount of remaining inventory of the Licensed Products, if any;

               (c) any material changes in government regulations known to MiniMed affecting the importation, sale or use of the Licensed Products in any jurisdiction where MiniMed is selling the Licensed Products which has not previously been reported to MRG or is not known to MRG; and

               (d) a brief description of any litigation against MiniMed relating to the Licensed Products and not previously disclosed to MRG as well as any material developments in litigation previously disclosed.

          For purposes of this Section 10.1, all references to "fiscal year" refer to the then fiscal year of MiniMed. Net sales and units shall be those sales invoiced by MiniMed net of returns credited by MiniMed during the period.

          10.2 RECORDS. MiniMed will retain a copy of each invoice substantiating a sale as well as complete and accurate books of account and records relating to purchases and sales of the Licensed Products. MiniMed will provide MRG with such summaries and reports of such information as MRG may reasonably request that MiniMed prepares for its own purposes. MiniMed shall retain all invoices, books of account and records relating to purchases, sales and inventories of the Licensed Products for a period of at least three years or such longer periods as may be required by law. If MRG so requests, MiniMed shall offer the records to MRG at no cost prior to disposing of them, except that MRG will pay the actual costs necessary to retrieve and transport such records.

     11. TERM AND TERMINATION

          11.1 TERM. Unless otherwise terminated in accordance with Section 11.2, the term of the rights granted by MiniMed to MRG under Section 3.1 shall continue until the expiration of the last of the patents on the MiniMed Pump Technology. Thereafter MRG will have a fully paid-up, perpetual license and the right to sublicense the MiniMed Pump Technology in the expired patents to the extent MiniMed owns or has the right to license such Technology. In addition MRG will have the right to continue to have the right to use the MiniMed Pump Technology and make, use and sell Licensed Products to the extent such Technology is patented under other unexpired patents or constitutes a trade secret, know how or other proprietary Technology and to the extent MiniMed owns or has the right to license such Technology, provided that MRG pays to MiniMed a reasonable royalty agreed to by the Parties (which shall not exceed the royalty rate applicable pursuant to Section 3.4), or, failing such an agreement within a reasonable time, by arbitration pursuant to Section 29. In determining the amount of the reasonable royalty the parties acknowledge that the following facts should be considered: (a) most of the value of the MiniMed Pump Technology consists of Technology that is not patented, (b) MiniMed and its predecessors have made very substantial investments in the development of the Technology over many years and (c) significant value arises from the research and clinical data relating to the MiniMed Pump Technology which either cannot be re-produced at all or cannot be re-produced without significant expense and the passage of a number of years. Nothing in this Section 11.1 shall limit or otherwise affect the rights of MRG under Section 4.5.2 or 4.5.3.

          11.2 TERMINATION FOR CAUSE. Either Party will have the right to terminate this Agreement upon the occurrence of any of the events specified in Sections 11.2.1 or 11.2.2. Any such termination may only be made by delivering notice of intention to terminate to the other party specifying the effective date of the termination, which shall be not less than thirty (30) days after the delivery of the notice. Said thirty (30) day period shall be in addition to any of the cure periods specified in Section 11.2.1.

               11.2.1 MATERIAL DEFAULT. The other Party (the "defaulting party") has failed to perform any material term, condition or obligation to be performed by it under any of Sections 3 through 17 of this Agreement and such failure remains uncured after written notice of default, specifying the nature thereof in reasonable detail, has been given to the defaulting party unless, in the case of default that does not involve the payment of money, prior to the expiration of the applicable cure period, the defaulting party has commenced and thereafter pursues and completes with due diligence those actions necessary to cure such default within the applicable cure period. The applicable period for the failure to make any payment due under this Agreement shall be thirty (30) days, and the applicable cure period for any other default shall be sixty (60) days but said 60 day cure period shall be subject to extension for a reasonable period of time if the default is of such nature that it cannot reasonably be cured with due diligence within sixty (60) days. A default in the payment of money shall not be deemed material unless the amount thereof exceeds $100,000 and the non-performing Party believes in good faith that it is not legally obligated to make the payment.

               11.2.2 BANKRUPTCY OR INSOLVENCY. The other Party (an "insolvent party") becomes bankrupt or insolvent or a receiver is appointed for the business and/or assets of such other Party or an assignment is made by such other Party for

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

the benefit of its creditors, in each case whether by the voluntary act or otherwise and, in the case of any such proceeding that is involuntary, if such proceeding is not terminated within sixty (60) days thereafter.

          11.3 RIGHTS AND DUTIES UPON TERMINATION. The termination of this Agreement for any reason shall be without prejudice to the right of either Party to receive any payments accrued under any provision of this Agreement prior to the effective date of termination.

               11.3.1 SALE OF INVENTORY. In the event of termination of this Agreement, MRG shall nonetheless have the right for one year after the effective date of termination to sell the inventory of Licensed Products in its possession at the time of termination, except, however, that MiniMed shall have the right but not the obligation to repurchase the Licensed Products in MRG's inventory, if any, at the Transfer Price then in effect pursuant to Section 6.

               11.3.2 EFFECT OF TERMINATION. The termination of this Agreement for cause shall be without prejudice to (a) the rights of either Party under Sections 2, 12.2, 14.5 through 14.9, 17, 22, 27, 28 and 33, all of which shall survive such termination, or (b) any rights or remedies with respect to defaults arising before such termination.

          11.4 RIGHT TO RECOVER DAMAGES. Nothing in this Section 11 is intended to limit the right of a Party to recover damages for any default of the other Party, whether or not the nature of the default permits termination of this Agreement pursuant to this Section 11.

          11.5 SEPARATE AGREEMENTS. The Glucose Sensor Option Agreement, the Agreement Re Implantable Pump Business between the Parties dated as of September 1, 1998, the Secured Promissory Note and Security Agreement referred to in
Section 2.4, the Line of Credit Note referred to in Section 4.2, the Lease referred to in Section 5 of the Agreement Re Implantable Pump Business and the Stock Purchase Agreement dated as of the same date as this Agreement shall be considered completely separate from this Agreement and not a part hereof. Except as provided in the Stock Purchase Agreement, a default under such other documents shall not affect the rights and obligations of the Parties under this Agreement, and no default under this Agreement shall affect the rights and obligations of the Parties under those other documents.

     12. INSPECTION, WARRANTY, REMEDIES

          12.1 INSPECTION OF LICENSED PRODUCT. MiniMed shall have the right but not the obligation to conduct inspection tests of Licensed Products to be shipped to MiniMed at MRG's facility. Licensed Products reasonably rejected by MiniMed as a result of such inspection shall not be shipped. In the event of any shortage, damage or discrepancy in or to a shipment of Licensed Products or in the event any Licensed Product fails to comply with the then current specification for the Licensed Product, MiniMed will make a written claim within two months from the date of delivery of the Licensed Products for problems that are patent (i.e. readily discoverable from a customary physical inspection of the shipment or MRG's manufacturing records maintained in accordance with applicable regulatory requirements) and as promptly as practicable after discovery for latent defects. MiniMed's claim will detail such shortage, damage or discrepancy or failure and furnish such written evidence or other documentation as MRG reasonably may deem appropriate. If such shortage, damage or discrepancy or non-conformity with specifications existed at the time of delivery of Licensed Product at the F.O.B. point, MiniMed may return the Licensed Product to MRG at MRG's expense except that in no event shall MiniMed be entitled to return any Licensed Product beyond the expiration date for its use if MRG could have corrected the problem had it been discovered within two months after delivery. Upon such return of a Licensed Product and, except as otherwise provided in Section 7, MRG shall at MiniMed's option, either (a) promptly deliver a substitute Licensed Product of the same or another acceptable design to MiniMed in accordance with the delivery procedures set forth herein or
(b) refund to MiniMed MiniMed's cost of the Licensed Product including all costs of shipping, handling, insurance, import and export taxes and other similar expenses incurred by MiniMed. In no event shall the provisions of this Section
12.1 limit or otherwise affect MRG's liability for any breach of the warranty set forth in Section 12.2 or for indemnification pursuant to Section 14.7 with respect to any Licensed Product sold or otherwise distributed by MiniMed without knowledge of any defect, failure to meet specifications, damage or other similar problem. MRG shall have no liability for incidental or consequential damages, but in no event shall bodily injury, death or property damage caused by a Licensed Product be deemed to be incidental or consequential damages.

     12.2 LIMITED WARRANTY. MRG warrants to MiniMed that Licensed Products sold by MRG to MiniMed under this Agreement shall be in conformance with applicable specifications and shall be free from defects at the time of delivery of said Licensed Products at the F.O.B. point except that no such warranty is made with respect to any defect in design of MiniMed's current model of its implantable pump systems.



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


     13. DEFENSE OF TECHNOLOGY

          13.1 NOTICE. In the event either Party hereto discovers or becomes aware of any infringement or possible infringement of, or attack or threatened attack on, any of the Licensed Pump Rights or rights to the MRG Enhancement Technology, such Party immediately shall notify the other Party in reasonable detail of such infringement, possible infringement, attack or threatened attack. Promptly after such notification, the Parties will consult with each other as to the course of action to be taken.

          13.2 DEFENSE. MiniMed, in its sole discretion and at its sole cost and expense and with counsel reasonably satisfactory to MRG, shall take any and all appropriate legal action to defend the Licensed Pump Rights against any suspected infringement or from any attack or threatened attack; provided, however, that MRG at all times shall have the right to participate fully in any such action at its own expense. In the event MiniMed fails within a reasonable time to initiate appropriate action in connection with any such suspected infringement, attack or threatened attack which in the reasonable judgment of MRG adversely affects or might adversely affect MRG's rights in, to or under the Licensed Pump Rights, or fails to pursue such action vigorously once commenced, MRG upon notice to MiniMed shall have the right, but not the obligation, to initiate or pursue any such appropriate action in MiniMed's name but at MRG's risk and expense, and MiniMed shall cooperate fully in any such action. Any judgment, damages, settlement or award which results from any such action shall be allocated (a) first, to MiniMed and MRG in proportion and to the extent of the actual costs incurred by each in connection therewith and (b) thereafter to MiniMed and MRG in proportion to their actual damages.

          13.3 LICENSES OF CONFLICTING TECHNOLOGY. In the event of the occurrence of any claim that any of the rights granted pursuant to Section 3.1 by MiniMed to MRG conflict with any patent, copyright or other proprietary right of any Third Party, the Parties hereto shall consult with each other regarding such claim and the avoidance of the same. In the event the Parties mutually determine that it is necessary or appropriate that MRG obtain a license from such Third Party in order for MRG to exercise the rights granted to it hereunder, the Parties shall use commercially reasonable efforts to obtain such license on the most favorable terms practicable to MRG. In the event MRG is required by the terms of such license to pay royalties to such Third Party, MRG shall have the right to a refund of a portion of the royalties paid hereunder by MRG in an amount equal to half the royalties paid to such Third Party not exceeding half the royalties paid to MiniMed under Section 3.

          13.4 MRG ENHANCED TECHNOLOGY. MiniMed and MRG shall have rights with respect to each other that are reciprocal to those specified in Sections 13.2 and 13.3 in the event of any attack or threatened attack of the kind referred to in those sections against any MRG Enhancement Technology incorporated into a Licensed Product.

     14. MISCELLANEOUS

          14.1 QUALITY CONTROL. MiniMed shall follow reasonable quality control standards with respect to the storage, preservation and use of Licensed Products purchased under this Agreement.

          14.2 GOOD MANUFACTURING PROCEDURES. Licensed Products shall be manufactured and tested by MRG in accordance with (a) all applicable U.S. laws and FDA regulations, including but not limited to the FDA's Good Manufacturing Practice and Quality System regulations in effect at the time of such manufacture or testing and (b) MiniMed's quality standards and systems from time to time in effect and applied by MiniMed to all of MiniMed's products which are of a comparable nature. MiniMed shall have the right, at its expense, to conduct quality audits of MRG and of the Licensed Products and MRG shall fully cooperate in all such audits. Each Party shall notify the other Party of any FDA inspection of its production facilities used to manufacture any Licensed Products and shall furnish the other Party with copies of any FDA Form 483 or similar report to the extent that they apply to any Licensed Products or Long-Term Glucose Sensors.

          14.3 RECORDS AND TRACEABILITY. Each of the Parties hereby covenants and agrees that during the Term of the Distribution Rights, including any extensions thereof, and for a minimum period of seven (7) years thereafter, it shall maintain complete and accurate traceability records for all Licensed Products that are manufactured and sold under this Agreement, including pertinent data, research reports, test results, and know-how data, as required under all applicable FDA regulations and other U.S. or other applicable laws or regulations then in effect. Each of the Parties hereby covenants, during the term of this Agreement and for a minimum period of three (3) years thereafter or such longer period as any regulatory authority may require, to maintain adequate business and sales records regarding the distribution of all Licensed Products that are manufactured and sold under this Agreement, including pertinent data, research reports, test results, and know-how data to meet or exceed all applicable FDA and other U.S. or other applicable laws or regulations then in effect. MRG and MiniMed shall give each other access to these records in the event of an


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

FDA recall or other remedial actions with respect to any product subject to this Agreement, or for other purposes of the Parties in complying with applicable regulatory requirements.

          14.4 COMPLIANCE WITH LAW. MiniMed and MRG shall each comply with all federal, state and local laws (and the laws of any foreign jurisdictions in which the Licensed Products are manufactured or sold) applicable to the manufacture, sale and/or distribution of the Licensed Products.

          14.5 PATENT IDENTIFICATION. MRG will, and will cause its Affiliates, its sublicensees and their Affiliates to, apply to all Licensed Products proper patent notice in accordance with U.S. and any foreign statutes relating to the marking of patented articles.

          14.6 MRG'S LIABILITY INSURANCE. Beginning on the earlier of the date on which the first sale of a Licensed Product manufactured by MRG or an Affiliate or distributor of MRG is made by MiniMed or an Affiliate or distributor of MiniMed or the date that any clinical trial sponsored by MiniMed and using a Licensed Product begins and continuing until the expiration of ten
(10) years from the date on which the last sale by MiniMed of a Licensed Product occurs, MiniMed shall maintain product liability insurance for the benefit of MiniMed and MRG as named insureds (containing a Products Contractual Liability Endorsement covering MRG's obligations under Sections 14.7) on such Licensed Product in amounts that are consistent with the amount of products liability insurance that are maintained by MiniMed on similar products sold by MiniMed for similar or related purposes, but in no event less than Fifteen Million Dollars ($15,000,000). In the event the cost of the products liability insurance (including the Products Contractual Liability Endorsement) exceeds a reasonable amount as a result of claims made for bodily injury, death, or property damage actually or allegedly caused by a Licensed Product, MRG will pay the incremental cost of the insurance in excess of said reasonable amount (notwithstanding the first sentence of this Section 14.6). If MiniMed ceases to be the exclusive distributor of Licensed Products for the Covered Applications for any reason, the amount of insurance required to be maintained by MiniMed shall be appropriately reduced to reflect the risk for Licensed Products sold and to be sold by MiniMed. In the event MiniMed cannot obtain the insurance required by this Section 14.6 because MiniMed is not the manufacturer of the Licensed Products or for any other reason, MRG shall obtain and maintain such insurance for the benefit of MRG and MiniMed at the cost of MRG.

          14.7 INDEMNITY. MRG shall indemnify, defend and hold harmless MiniMed and its directors, officers, and employees from, and shall pay any and all damages, costs, attorneys' fees or fines in excess of the amounts MiniMed actually recovers under the insurance policy referred to in Section 14.6 or any other policy maintained by MiniMed or MRG resulting from all claims or liability for bodily injury, death and/or property damage arising out of any actually or allegedly defective products sold to MiniMed pursuant to this Agreement or any actual or alleged negligence or willful misconduct of MRG in carrying out the terms of this Agreement and shall bear all costs and expenses of defending such claims (including attorney's fees incurred by MiniMed or the allocable cost of MiniMed's in-house counsel) in excess of such insurance proceeds. As used in this Section 14.7 a "defective product" means a product that, at the time of delivery to MiniMed at the F.O.B. point, does not conform to applicable specifications or is damaged or has a defect in materials or workmanship or has a defect in design that does not exist on the Effective Date. This indemnity does not extend to any claim or loss which results from a Licensed Product causing any other component, device or thing to fail (other than a Glucose Controller or Glucose Monitor incorporated into an implantable pump and other than the abdominal lead or the Long-Term Glucose Sensor) or a Licensed Product failing as a result of use with any such other component, device, thing, or technology; nor does this indemnity extend to failure of any such other component, device, thing, or technology to work caused by a Licensed Product which is properly manufactured.

          14.8 INDEMNITY. MiniMed shall indemnify, defend and hold harmless MRG and its directors, officers and employees from, and shall pay any and all damages, costs and attorneys fees or fines in excess of the amounts MRG actually receives under the liability insurance referred to in Section 14.6 or any policy maintained by MiniMed or MRG resulting from any claims or liability for bodily injury, death and/or property damage arising out of the activities, services or other involvement of MiniMed with respect to any sale or delivery of products sold or otherwise provided by MiniMed and resulting from or caused by the actual or alleged negligent or willful misconduct of MiniMed and shall bear all costs of defending such claims (including attorneys' fees incurred by MRG) as contemplated by Section 14.9.

          14.9 THIRD PARTY CLAIMS. The Party indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying Party (the "Indemnitor") of the existence of any claim, demand or other matter involving liabilities to a Third Party to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same at its own expense and with counsel of its own selection (who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld); provided, however, that the Indemnitee at all times shall have the right to fully participate in the defense at its own expense. If the Indemnitor shall fail to defend within a reasonable time after such notice, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account and at the risk and expense of the Indemnitor. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor in each instance. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor reasonably may request; provided, however, that any associated expenses shall be paid by the Indemnitor.

          14.10 DEVELOPMENT OF INSULIN. MiniMed will use commercially reasonable efforts to develop the U-1000 insulin on a schedule consistent with the NewMIP development schedule provided to it by MRG pursuant to Section 16.1. MiniMed will prepare a development plan (including milestones) with respect to development of the U-1000, and MRG will be entitled to participate in the preparation of that plan. In addition MiniMed will continue with commercially reasonable efforts to develop and obtain approval from the FDA for U-400 Aventis and Lispro Insulins. All of these insulin development programs will be funded by MRG up to an aggregate amount of $2 million of which up to $500,000 may be in-kind contributions pursuant to the development plan. All reasonable expenditures required for these programs in excess of $2 million will be paid by MiniMed. MRG will make the payments of the funding costs to MiniMed from time to time within thirty days after receipt from MiniMed of a request for payment setting forth in reasonable detail, and/or accompanied by appropriate documentation with respect to, the costs incurred by MiniMed in connection with the programs. Such statements shall not be submitted by MiniMed to MRG more frequently than monthly and not less frequently than quarterly. The expenses incurred by MiniMed which are payable by MRG pursuant to this Section 14.10 shall include and be limited to all direct out-of-pocket costs and expenses incurred in connection with the insulin development programs together with all direct employee expenses incurred by MiniMed for the time spent by MiniMed employees on these programs, which amounts shall be reasonably documented. Such expenses for MiniMed employees' time shall include a pro rata portion of indirect employee expenses such as employee benefits and payroll taxes. In no event shall MRG be obligated to pay any portion of MiniMed's general overhead, facilities allocation or administrative expense.

          14.11 MARKETING STUDY. Within 90 days after the date of this Amended and Restated Agreement MiniMed will initiate a marketing study of implantable pump products and the Long Term Glucose Sensor (including the Stand-Alone Long-Term Glucose Sensor) referred to in the Glucose Sensor Option Agreement. MRG will fund the cost of the study up to the amount of $250,000 unless the parties agree to a higher amount. The parameters and the end-points of the study and the firm selected to perform the study shall be reasonably satisfactory to both MRG and MiniMed.

          14.12 OVERSIGHT OF IMPLANTABLE PROGRAMS. MiniMed and MRG will each designate a senior representative to monitor the progress of the various programs contemplated by this Agreement and the Glucose Sensor Option Agreement and will make a report at least quarterly upon request to MiniMed's management.

     15. FDA APPROVAL AND CLINICAL TRIALS

          15.1 PMA/NDA FOR DIABETES. MiniMed has caused or is about to cause a combined PMA and New Drug Approval application ("PMA/NDA") to be filed with the FDA with respect to the Licensed Products and any related special insulin and to obtain approval of both the Licensed Products and the related insulin for commercial distribution in the United States. MiniMed will prepare a development plan with respect to these efforts, including clinical trials, as soon as practicable after the date of this Amended and Restated Agreement. MRG will be entitled to participate in the preparation of the plan, and the plan will include milestones. In that connection, MiniMed will also use commercially reasonable efforts to conduct any additional clinical trials reasonably required by the FDA for such approval. Except as provided in Section 14.10, MiniMed will pay all reasonable costs and expenses of obtaining approval of the PMA/NDA from the FDA, including the cost of the clinical trials, except that MRG will provide at its expense Licensed Product support activities. If MiniMed obtains reimbursement for any such implantable pump systems provided by MRG, the amount of such reimbursement shall be allocated equally between MiniMed and MRG. If MiniMed believes that the scope of any required clinical trials or any other requirements imposed by the FDA are not commercially reasonable to pursue, MiniMed will have the right to notify MRG of such determination, and thereafter the parties will consult in good faith as to the extent to which MRG is willing to bear a portion of the costs. If such consultation with MRG does not result in an amendment to this Agreement satisfactory to MiniMed, either Party will have the right to have the matter resolved by arbitration pursuant to Section 29. The arbitrator(s) shall determine whether the requirements of the FDA are commercially unreasonable to pursue and the portion of the cost that is unreasonable. Upon such determination, MRG shall pay the portion of the cost determined to be unreasonable as each item of cost is incurred and upon the presentation of reasonable documentation from MiniMed.

          15.2 OTHER APPLICATIONS. If MRG and MiniMed do not enter into an agreement with respect to the distribution by MiniMed of Other Applications (including neurological and otological applications), then MiniMed will cooperate with MRG in

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


connection with obtaining FDA approval and comparable approval from the European Union for such Other Applications, including clinical trials, and will provide such information as is available to MiniMed as MRG reasonably requests. MRG will reimburse MiniMed for its direct out-of-pocket expenses incurred in providing such cooperation and/or information. If MRG and MiniMed do enter into an agreement with respect to Other Applications, their respective obligations with respect to obtaining FDA and other regulatory approvals will be as set forth in that agreement.

          15.3 ACCESS TO INFORMATION REGARDING CLINICAL TRIALS. MiniMed will provide regularly to MRG information on the protocols and results obtained in MiniMed's trials conducted with respect to Licensed Products and any special insulin used with Licensed Products. Such information will constitute MiniMed's confidential information pursuant to this Agreement.

          15.4 TERMINATION OF OBLIGATIONS. MiniMed's obligations under this
Section 15 shall terminate at such time as MiniMed's distribution rights with respect to Licensed Products are converted to non-exclusive rights.

     16. DEVELOPMENT OF THE NEWMIP

          16.1 OBLIGATION TO DEVELOP. MRG will use commercially reasonable efforts to develop the "NewMIP" model of its implantable pump system in accordance with specifications set forth in Exhibit 16.1 attached hereto. The NewMIP will be developed by MRG in accordance with MRG's Product Development Protocol, a copy of which has been delivered to and approved by MiniMed prior to the execution to this Agreement. MRG will prepare a development plan, including milestones, with respect to the NewMIP program and provide a copy thereof to MiniMed.

          16.2 DISTRIBUTION RIGHTS. Upon completion of the development and qualification of the NewMIP in accordance with MRG's Product Development Protocol and delivery by MRG to MiniMed of written notice that those events have occurred, MiniMed shall become unconditionally obligated to pay to MRG $12.5 million in cash, within 30 days after receipt of the notice, for the exclusive world-wide right to distribute the NewMIP and all improvements and modifications thereof for Covered Applications. If MiniMed purchases the additional $16 million "Second Tranche" of MRG's common stock contemplated by Section 2.2 of the Stock Purchase Agreement, the foregoing amount payable by MiniMed shall be reduced to $7.5 million. The term of MiniMed's rights as distributor of the NewMIP will commence upon payment of the fee therefor, will continue for a period of five years thereafter and thereafter will be deemed to be extended automatically on a year to year basis unless MiniMed voluntarily terminates its distribution rights with respect to the NewMIP upon not less than six months prior written notice to MRG. MiniMed's rights are also subject to premature termination as provided in Section 11.

          16.3 ADDITIONAL FEES. MiniMed will also be obligated to pay additional license fees (the "Additional Fees") as follows:

               (a) $6 million on or before the later of December 31, 2003 or six months after completion of the qualification of the NewMIP under MRG's Product Development Protocol; and

               (b) $6 million on or before the later of December 31, 2004 or twelve months following completion of the qualification of the NewMIP under MRG's Product Development Protocol.

MiniMed's obligations to pay the Additional Fees shall be reduced by fifty cents ($.50) for each dollar to the extent that MiniMed orders and agrees to accept implantable pump systems beyond the Mandatory Purchase Commitments referred to in Section 7.1 for 2003 and/or 2004. In the event MiniMed defaults in the payment of any of the Additional Fees and fails to pay the same after the giving of notice by MRG, MRG may exercise the repurchase rights in Section 7.6 and MiniMed's distribution rights with respect to the NewMIP shall terminate.

     17. REPRESENTATIONS AND WARRANTIES

          17.1 REPRESENTATIONS AND WARRANTIES OF MRG. MRG hereby represents and warrants to MiniMed that the statements set forth in Sections 17.1 through
17.1.4 hereof are true and correct.

               17.1.1 ORGANIZATION AND STANDING. MRG is duly organized, validly existing and in good standing under the laws of the state of its organization, with full power and authority to own its property and carry on its business as now conducted.



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

               17.1.2 AUTHORITY AND ENFORCEABILITY. MRG has the right, power and authority required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; all authorizations and approvals have been secured by MRG which are necessary to authorize the execution, delivery and performance of this Agreement; and this Agreement upon being duly executed constitutes a legal, valid and binding agreement of MRG and is enforceable against it in accordance with its terms, excepting only to the extent that such enforceability may be limited by bankruptcy law or other laws of general application relating to creditor's rights and subject to the availability of equitable remedies.

               17.1.3 COMPLIANCE WITH THE LAW AND OTHER INSTRUMENTS. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of MRG, as amended to the date hereof, or any statute, order, judgment, writ, injunction, decree, license, permit, rule or regulation of any governmental or regulatory body or court, or any indenture, mortgage, deed of trust or other agreement or instrument to which MRG is a party or by which it is bound.

               17.1.4 INTELLECTUAL PROPERTY RIGHTS. The Enhancement Technology and any other Technology of MRG incorporated into Licensed Products is not and will not be subject to any encumbrance, lien or claim of ownership by any Third Party, except for rights that MRG has licensed or intends to license from Third Parties, for which MRG has (or will have at the time of sale of Licensed Products to MiniMed) rights to utilize such technology as required hereunder. To the extent that MRG has licensed or intends to license intellectual property from Third Parties MRG will be responsible for all costs and obligations related to such licenses. To the best of MRG's knowledge but without having conducted a patent infringement search, the manufacture, use or sale of products incorporating the Enhancement Technology will not infringe any intellectual property rights of any Third Party, except for certain patents and copyrights that MRG has licensed or will license from third parties and which MRG has or will have the right to use.

          17.2 REPRESENTATIONS AND WARRANTIES OF MINIMED. MiniMed hereby represents and warrants to MRG that the statements set forth in Section 17.2.1 through 17.2.5 hereof are true and correct.

               17.2.1 ORGANIZATION AND STANDING. MiniMed is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to own its property and carry on its business as now conducted.

               17.2.2 AUTHORITY AND ENFORCEABILITY. MiniMed has the right, power and authority required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; all authorizations and approvals have been secured by MiniMed which are necessary to authorize the execution, delivery and performance of this Agreement; and upon being duly executed this Agreement constitutes a legal, valid and binding agreement of MiniMed and is enforceable against it in accordance with its terms, excepting only to the extent that such enforceability may be limited by bankruptcy law or other laws of general application relating to creditor's rights and subject to the availability of equitable remedies.

               17.2.3 COMPLIANCE WITH THE LAW AND OTHER INSTRUMENTS. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of MiniMed, as amended to the date hereof, or any statute, order, judgment, writ, injunction, decree, license, permit, rule or regulation of any governmental or regulatory body or court, or any indenture, mortgage, deed of trust or other agreement or instrument to which MiniMed is a party or by which it is bound.

               17.2.4 INTELLECTUAL PROPERTY RIGHTS. MiniMed's Pump Technology is not and will not be subject to any encumbrance, lien or claim of ownership of any Third Party except for the rights of the licensor of the Johns Hopkins Rights. To the best of MiniMed's knowledge but without having conducted a patent infringement search, the manufacture, use or sale of MiniMed's Pump Technology will not infringe any intellectual property rights of any Third Party. MiniMed has not licensed MiniMed's Pump Technology to any Third Party.

               17.2.5 JOHNS HOPKINS AND WILSON GREATBATCH CONTRACTS. MiniMed's existing agreements with The Johns Hopkins University and the Applied Physics Laboratories of The Johns Hopkins University with respect to the Johns Hopkins Rights were binding obligations of the parties and continued to be in effect except as otherwise disclosed by MiniMed to MRG in writing prior to that date; MiniMed has no actual knowledge of any default by either party to any such agreements in the performance of its obligations thereunder; to MiniMed's actual knowledge, the royalty rate payable with respect to the Johns Hopkins Rights is 3.5%. MRG acknowledges that it has received copies of all such agreements and has had an opportunity to make such review and perform such inquiry as it considers to be necessary or desirable with respect to such agreements.

     18. LIMITATIONS ON WARRANTIES AND REMEDIES

          18.1 LIMITATIONS ON WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 12.2 AND 17.1.4, MRG MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED PRODUCTS OR MINIMED'S PUMP TECHNOLOGY, INCLUDING BUT NOT LIMITED TO (a) THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR (b) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALIDITY OR SCOPE OF ANY RIGHTS TO TECHNOLOGY, OR (c) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE OWNERSHIP OF ANY TECHNOLOGY, THE LICENSED PRODUCTS OR MINIMED'S PUMP TECHNOLOGY OR THE INFRINGEMENT BY THE SAME OF ANY PATENT, COPYRIGHT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY, OR (d) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ABSENCE OF ANY DEFECT IN THE LICENSED PRODUCTS.

          18.2 LIMITATIONS ON REMEDIES. EXCEPT AS SET FORTH IN SECTION 14.7 AND
17.1.4 IN NO EVENT SHALL MRG BE LIABLE TO MINIMED FOR ANY DAMAGES FOR LOST PROFITS, LOST SAVINGS OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH MRG'S MANUFACTURE OF THE LICENSED PRODUCTS EVEN IF MRG HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DAMAGES FOR PHYSICAL INJURY, DEATH OR PERSONAL INJURY SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES. THE PROVISIONS OF THIS 18.2 SHALL NOT APPLY TO DAMAGES FOR THE INACCURACY OF ANY REPRESENTATION OR WARRANTY SET FORTH IN SECTIONS 17.1.1 THROUGH 17.1.4.

          18.3 REMEDY FOR BREACHES COVERED BY SECTION 18.2. Notwithstanding
Section 18.2, if (a) MRG breaches any obligation under this Agreement for which lost profits, lost savings or consequential damages would have been available but for Section 18.2, (b) such breach is material, (c) MRG did not use commercially reasonable efforts to perform that obligation and (d) MRG failed to actually and fully perform the obligation in default within 30 days after MiniMed delivers written notice of the breach to MRG, then MiniMed will have the right to undertake to manufacture the Licensed Products for the Covered Applications or contract with others to do so after asserting such right in a written notice delivered to MRG. Either Party shall have the right to commence an arbitration in accordance with Section 29 to determine whether MiniMed has that right under this Section 18.3. The decision of the arbitrator or arbitrators will be final and binding on the parties. Pending the arbitration, MiniMed will not be entitled to undertake manufacturing or contract with others to do so and MRG will continue to have all of its obligations under this Agreement. If neither party commences an arbitration within 30 days after MiniMed's written notice referred to above is delivered, MiniMed will be deemed to have the right to undertake to manufacture the Licensed Products or contract with others to do so. If MiniMed undertakes to manufacture Licensed Products or contract with others to do so pursuant to this Section 18.3, MiniMed shall have no further obligation to purchase Licensed Products from MRG and the provisions of Section 8.1.2 shall apply.

     19. INDEPENDENT CONTRACTORS

          19.1 The relationship between MiniMed and MRG under this Agreement is solely that of independent contractors.

          19.2 Neither Party shall have the right to bind the other or to incur obligations on the other's behalf without the other's prior written consent in each instance.

     20. CONDITION PRECEDENT

          The effectiveness of the amendments to the Prior Agreement set forth in this Agreement is conditioned upon, on or prior to the date of execution of this Agreement, the execution by MiniMed and MRG of the Amendment to Glucose Sensor Option Agreement and the Stock Purchase Agreement each dated as of the same date as this Agreement.

     21. FORCE MAJEURE

          Any Party's delay or failure in performing its obligation under this Agreement shall be excused to the extent caused by forces beyond that Party's reasonable control, including, without limitation, the following: war, floods, earthquakes, other acts of God, industrial disputes, civil disobedience, strikes, fire, mobilization, changes in governmental regulation or interpretation, requisition, embargo, restriction and shortage of transport facilities, fuel, energy or supplies. The unavailability of funds to any Party to perform any obligation under this Agreement shall not excuse performance under this Agreement regardless of the reason therefor.

Each Party claiming the benefit of such an excuse agrees to notify the other promptly in writing of any such delay or failure in performance, and to resume performance as soon as is reasonably practicable.

     22. NOTICES

          Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(a) if personally delivered, when so delivered, (b) if mailed, seventy-two (72) hours after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the Party to whom it is directed at the address set forth below or (c) if given by telex or telecopier, when such notice or other communication Is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic, confirmation is received:

                  If to MiniMed:

                                    MiniMed Inc.
                                    18000 Devonshire Street
                                    Northridge, California  91325-5350
                                    Attention:  General Counsel
                                    Telephone No.:  (818) 576-5444
                                    Telecopier No:  (818) 576-6228

                  With a copy to:

                                    Gibson, Dunn & Crutcher LLP
                                    333 South Grand Avenue
                                    Los Angeles, California  90071
                                    Attention:  Roy J. Schmidt
                                    Telephone No.:  (213) 229-7000
                                    Telecopier No.: (213) 229-7520

                  If to Medical Research Group, Inc.:

                                    Medical Research Group, Inc.
                                    12744 San Fernando Road
                                    Sylmar, California  91342-5058
                                    Telephone No.:  (818) 362-8084
                                    Telecopier No:  (818) 367-5149

                  With a copy to:

                                    Resch Polster Alpert & Berger LLP
                                    10390 Santa Monica Blvd., 4th Floor
                                    Los Angeles, California  90025-5058
                                    Attention:  Aaron A. Grunfeld
                                    Telephone No.:  (310) 277-8300
                                    Telecopier No:  (310) 552-3209

     23. ASSIGNMENT

          Neither Party shall be entitled to assign its rights or to delegate its duties under this Agreement, whether by law or otherwise, without the express written consent of the other Party except that either Party may assign this Agreement to (a) a wholly-owned subsidiary of such Party, or (b) a Third Party who acquires either Party by merger or consolidation or acquisition of 80% or more of the outstanding equity interests of said Party (although no change in the ownership of equity interests of a Party shall be deemed to constitute an assignment of this Agreement), or (c) a Third Party who acquires all or substantially all of the assets of either Party relating to the Licensed Products, so long as the assignee agrees to assume all of the obligations of said Party under this Agreement. In the event of such an assignment, the party making the assignment shall remain fully liable for the performance of its obligations hereunder.

     24. SEVERABILITY

          The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

     25. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

          All representations, warranties and agreements made by MiniMed or MRG in this Agreement shall survive the date hereof and any investigations, inspections, examinations or audits made by or on behalf of any Party hereto.

     26. ENTIRETY

     This Amended and Restated Agreement, the Mutual Nondisclosure Agreement between the Parties with an effective date of January 2, 1996, the Glucose Sensor Option Agreement, the Agreement Re Implantable Pump Business dated as of September 1, 1998, the other agreements and instruments entered into pursuant to said Agreement Re Implantable Pump Business and the Stock Purchase Agreement together constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter hereof or thereof.

     27. AMENDMENT; WAIVER

          This Agreement may be amended, modified, superseded or canceled, and any of the terms and conditions hereof may be modified, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. No supplement, modification, waiver or termination of this Agreement shall be valid unless it has been reduced to writing and executed by the Party to be bound thereby. The failure of a Party at any time or from time to time to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or considered as a further or continuing waiver of any other provision of this Agreement.

          Subject to the restrictions on modification in this Section 27, to the extent that any provision of this Agreement purports to grant rights or create obligations that are inconsistent with either: (1) MRG's Mann Foundation Rights or UC Rights, or (2) MiniMed's Johns Hopkins' Rights (collectively, the "Rights"), the Parties shall meet and confer to bring such provision in conformity with such Rights.

     28. USE OF NAME

          Except as provided in Section 9 with respect to trademarks and tradenames, neither MiniMed nor MRG shall use the name of the other Party or of any staff member or employee of the other Party or any adaptation thereof in any advertising, promotion or sales literature in a manner which would constitute an express or implied endorsement by the other Party or of any staff member or employee thereof for any commercial product without the prior written consent of the other Party in each instance.

     29. SETTLEMENT OF DISPUTES

          29.1 DISPUTES AND ARBITRATION. Unless the relief sought requires the granting of equitable relief as contemplated by Section 29.1.1, below, any dispute or controversy (whether or not based upon the law of contracts) arising between the Parties in connection with this Agreement, including (a) disputes relating to the formation of this Agreement or the performance, interpretation, enforcement, application or validity of its provisions, and (b) issues that may be based upon or arise out of disputes that MRG or MiniMed has with Third Parties, shall upon the demand of either Party be resolved by arbitration held at Los Angeles, California, in accordance with the arbitration procedures established by the Rules of Commercial Arbitration of the American Arbitration Association, except as otherwise provided herein.

               29.1.1 If in connection with any such dispute or controversy either Party seeks the issuance of a temporary restraining order or the granting of preliminary injunctive relief, the court shall have the right and power to grant the requested relief on a temporary basis pending the resolution of factual issues by arbitration in accordance with Section 29.1.2, and to thereafter enforce any award made in such arbitration proceedings.

               29.1.2 The following principles and conditions will apply in all arbitration proceedings conducted pursuant to this Agreement:

               A. During the thirty (30) days following the date that the written notice is given by either Party demanding the submission of the dispute to arbitration, MRG and MiniMed will endeavor to select three independent arbitrators having no substantial economic or other material relationship with either MRG or MiniMed. If the issue in dispute involves matters of patents, licensing or technology, the arbitration panel shall include at least two persons who are knowledgeable in such matters. If the Parties cannot mutually agree on the three arbitrators within such thirty (30) day period, then each Party will, within seven (7) days after the expiration of such thirty (30) day period, select one independent arbitrator and those two arbitrators shall select the third independent arbitrator within seven (7) days after the selections of the later of the two to be selected. In the event either party fails to select an arbitrator within the time period specified above or the two arbitrators fail to select a third arbitrator within the time period specified above, either party may request that the American Arbitration Association appoint any such arbitrator, and any arbitrator so appointed shall be one of the arbitrators pursuant to this Section 29.

               B. Discovery of evidence shall be conducted expeditiously by the Parties and in accordance with the general principles embodied in the California Civil Discovery Act. To the extent that it is necessary, either Party may apply to a court of competent jurisdiction for assistance in obtaining discovery of evidence for presentation to the arbitrators.

               C. Except as provided in Section 29.1.3, the arbitrators shall issue findings of fact and conclusions of law.

               D. Except as provided in Section 29.1.3, the arbitration will be conducted as a case would be represented to a trial court without a jury. The arbitrators in their discretion may hear any type of evidence, including hearsay evidence. The arbitrators shall decide the dispute in accordance with applicable law and shall render a written decision, setting forth their findings of fact and the conclusions of law upon which they relied in making their award. The decision of the arbitrators shall be final and binding on the Parties.

               29.1.3 In the case of an arbitration to determine the adjustment in prices referred to in Section 6.3, the arbitrators shall permit each of the Parties to submit written and oral information and argument, shall decide the matter in accordance with the standard set forth in Section 6.3 and shall issue a written opinion explaining in reasonable detail the basis for their decision on the adjustment in prices. The decision of the arbitrators will be final and binding on the Parties.

          29.2 COSTS OF ENFORCEMENT. Should any action or proceeding be necessary to construe or enforce this Agreement, including an arbitration pursuant to Section 29.1, or any arbitration award made pursuant to Section 29.1, above, then the Party prevailing in any such action or proceeding shall be entitled to recover all court costs and reasonable attorneys' fees, to be fixed by the court and taxed as part of any judgment entered therein, and the costs and fees incurred in enforcing or collecting any such judgment.

     30. GOVERNING LAW

          The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made by residents of that state and to be performed wholly within that state.

     31. HEADINGS

          Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

     32. THIRD PARTIES

          Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than MiniMed or MRG any rights or remedies under or by reason of this Agreement.

     33. COUNTERPARTS

          This Agreement may be executed in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     34. JURISDICTION

          34.1 Each Party hereto irrevocably submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the City of Los Angeles over any suit, action or proceeding arising out of or relating to this Agreement. Any arbitration proceedings according to Section 29.1 shall be conducted in the County of Los Angeles. To the fullest extent it may effectively do so under applicable law, each party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          34.2 Each Party hereto agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to hereinabove brought in any such court shall be conclusive and binding upon such Person and its successors and assigns and may be enforced in the courts of the United States of America or the State of California (or any other courts to the jurisdiction of which such Person is or may be subject) by a suit upon such judgment.

          34.3 Nothing in this Section 34 shall be construed to limit the force or effect of Section 29.

          IN WITNESS WHEREOF, the: Parties hereto have caused this Agreement to be executed as of the date and year first set forth. above.

MINIMED INC., a Delaware corporation         MEDICAL RESEARCH GROUP, a Delaware
                                             corporation



By:   /s/ ERIC KENTOR                        By:   /s/ RONALD LEBEL
    -----------------------------                ------------------------------
      Eric S. Kentor                               Ronald Lebel,
      Senior Vice President and                    President
      General Counsel

By:   /s/ KEVIN R. SAYER
    -----------------------------
      Kevin R. Sayer
      Senior Vice President and
      Chief Financial Officer